Exhibit 99.1

8503 Hilltop Drive, Ooltewah, TN 37363 Telephone 423.238.4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-4171
FTI Consulting, Inc.
Mike Gaudreau
millerind@fticonsulting.com

MILLER INDUSTRIES ANNOUNCES ACQUISITION OF OMARS

CHATTANOOGA, Tenn., December 2, 2025/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (“Miller Industries” or the “Company”), the World’s Largest Manufacturer of Towing and Recovery Equipment, today announced that it has completed the acquisition of Omars – S.p.A (“Omars”), a designer and manufacturer of towing and recovery vehicles, in an all-cash transaction for an aggregate purchase price of approximately €17.5 million, or $20.3 million, subject to certain pre- and post-closing adjustments for cash and net working capital.

Omars, headquartered in Cuneo, Italy, has over 45 years of experience in manufacturing light-duty, medium-duty and heavy-duty car carriers and recovery vehicles. With a highly complementary product portfolio, this acquisition expands Miller Industries’ footprint in the European market with an additional well-recognized European brand, providing opportunities for Miller Industries to increase market share in the region. This acquisition will provide Miller Industries with additional capacity which the Company expects will improve its manufacturing flexibility and its ability to meet growing customer demands. Omars’ annual revenue for 2024 was approximately $27 million, and the transaction is expected to be accretive in year one.

Chief Executive Officer, William G. Miller II, stated, “This acquisition is a milestone in our plans to expand our footprint in current and new global markets. As we continue to deploy our capital allocation strategy, we remain open to global growth opportunities, while continuing to return capital directly to our shareholders through our quarterly dividend and our share repurchase program. Omars is a strong strategic fit for Miller Industries. With its modern manufacturing facility, strong sales team, and experienced senior staff, we anticipate that the Omars acquisition will provide benefits to both our top-line growth and our profitability.”

Mr. Miller II, concluded, “Omars has a reputation of providing its customers with high quality and reliable products across all platforms. The combination of our existing global engineering and manufacturing resources with those of Omars will prove incredibly valuable as we look to expand throughout Europe. We look forward to working with the entire Omars team to provide a world class experience for all of our existing Miller Industries and Omars customers.”

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Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may”, “will”, “should”, “could”, “continue”, “future”, “potential”, “believe”, “project”, “plan”, “intend”, “seek”, “estimate”, “predict”, “expect”, “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology and include without limitation any statements relating to the impact and success of the Company’s acquisition of Omars, including statements relating to the Company’s top-line growth and profitability, as well as the Company’s manufacturing capacity and plans to expand throughout Europe. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: our dependence upon outside suppliers for component parts, chassis and raw materials, including aluminum, steel, and petroleum-related products leaves us subject to changes in price and availability, the cadence and quantity of deliveries from our suppliers, and delays in receiving supplies of such materials, component parts or chassis; our customers’ and towing operators’ access to capital and credit to fund purchases; the implementation of new or increased tariffs and any resulting trade wars and any resulting macroeconomic uncertainty; the rising costs of equipment ownership, including continuing increases in insurance premiums and elevated interest rates that have added cost pressures to our end users, and fluctuations in the value of used trucks; macroeconomic trends, availability of financing, and changing interest rates; our customers’ ability to fund purchases of our products increases in the cost of skilled labor; the cyclical nature of our industry and changes in consumer confidence and in economic conditions in general; special risks from our sales to U.S. and other governmental entities through prime contractors; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulations, including environmental and health and safety regulations; failure to comply with domestic and foreign anti-corruption laws; competition in our industry and our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; changes in the tax regimes and related government policies and regulations in the countries in which we operate; the effects of regulations relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; a disruption in, or breach in security of, our information technology systems or any violation of data protection laws; and those other risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.